Exhibit 3.(i)8

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated December 15, 2006 (the “Agreement”), is between Vubotics, Inc.,  a Nevada corporation (“Vubotics Nevada”), and Vubotics Georgia, Inc., a Georgia corporation (“Vubotics Georgia”), a wholly-owned subsidiary of Vubotics Nevada. Vubotics Nevada and Vubotics Georgia are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, Vubotics Nevada is a corporation organized and existing under the laws of the State of Nevada, and, as of the date hereof, has 49,885,718 shares of common stock, par value $0.001 per share, issued and outstanding (“Vubotics Nevada Common Stock”).

WHEREAS, Vubotics Georgia is a corporation organized and existing under the laws of the State of Georgia, and, as of the date hereof, has 10 shares of common stock, par value $0.001 per share, issued and outstanding (“Vubotics Georgia Common Stock”), all of which are held by Vubotics Nevada.

WHEREAS, the Board of Directors of Vubotics Nevada and Vubotics Georgia have adopted and approved, as the case may be, this Agreement, which is the plan of merger for purposes of the Nevada Revised Statutes and the agreement of merger for purposes of the Georgia Business Corporation Code, and the transactions contemplated by this Agreement, including the Merger (as hereinafter defined).

WHEREAS, the Board of Directors of Vubotics Nevada has determined that for the purpose of effecting the reincorporation of Vubotics Nevada in the State of Georgia, this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Vubotics Nevada and its stockholders, and the Board of Directors of Vubotics Georgia has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger are advisable and in the best interests of Vubotics Georgia and its sole stockholder.

WHEREAS, the Board of Directors of Vubotics Nevada has determined to recommend this Agreement and the Merger to its stockholders and Vubotics Georgia has approved this Agreement and the Merger by Unanimous Written Consent, as the case may be.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Vubotics Nevada and Vubotics Georgia hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I
THE MERGER

1.1           Merger.   In accordance with the provisions of this Agreement, the Georgia Business Corporation Code and the Nevada Revised Statutes, Vubotics Nevada shall be merged with and into Vubotics Georgia (the “Merger”), whereupon the separate existence of Vubotics Nevada shall cease and Vubotics Georgia shall be, and is hereinafter sometimes referred to as, the “Surviving Corporation.”

1.2           Filing and Effectiveness.   The Merger shall become effective, upon the filing of (i) the Certificate of Merger with the Secretary of State of the State of Georgia and (ii) the Articles of Merger with the Secretary of State of the State of Nevada, unless another date and time is set forth in the Certificate of merger and the Articles of Merger. The date and time when the Merger shall become effective is referred to herein as the “Effective Date of the Merger.”

1.3           Effect of the Merger.   On the Effective Date of the Merger, the separate existence of Vubotics Nevada shall cease, and the Merger shall have the effects set forth in the applicable provisions of the Georgia Business Corporation Code and the Nevada Revised Statutes.

ARTICLE II
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1           Articles of Incorporation.   The Articles of Incorporation of Vubotics Georgia in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2           By-laws.   The By-laws of Vubotics Georgia in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the By-Laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3           Directors and Officers.   The directors and officers of the Surviving Corporation as of the Effective Date of the Merger shall be the same as the directors and officers of Vubotics Nevada immediately prior to the Effective Date of the Merger.

ARTICLE III
MANNER OF CONVERSION OF SHARES

3.1           Vubotics Nevada Common Stock.   Upon the Effective Date of the Merger, each share of Vubotics Nevada Common Stock (excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into the right to receive one fully paid and nonassessable share of Vubotics Georgia Common Stock (the “Merger Consideration”). As of the Effective Date of the Merger, all shares of Vubotics Nevada Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate that previously represented such shares of Vubotics Nevada Common Stock shall thereafter represent the Merger Consideration for all such shares.

3.2           Dissenting Stockholders.   Any holder of shares of Vubotics Nevada Common Stock who perfects his or her dissenters’ rights of appraisal in accordance with and as contemplated by Section 92A.300 et. seq. of the Nevada Revised Statutes shall be entitled to receive the value of such shares in cash as determined pursuant to Section 92A.300 et. seq. of the Nevada Revised Statutes; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Nevada Revised Statutes, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date of the Merger a dissenting stockholder of Vubotics Nevada fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting stockholder shall be entitled to receive the Merger Consideration in accordance with Section 3.1 upon surrender of the certificate or certificates representing the shares of Vubotics Nevada Common Stock held by such stockholder.

3.3           Reserved.

3.4           Vubotics Nevada Warrants, Options, Stock Purchase Rights and Other Equity-Based Awards.

(a)           Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by Vubotics Nevada (individually, an “Equity Plan” and, collectively, the “Equity Plans”), and shall reserve for issuance under each Equity Plan a number of shares of Vubotics Georgia Common Stock equal to the number of shares of Vubotics Nevada Common Stock so reserved immediately prior to the Effective Date of the Merger. Each unexercised option or other right to purchase Vubotics Nevada Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an option or right to purchase Vubotics Georgia Common Stock on the basis of one share of Vubotics Georgia Common Stock for each share of Vubotics Nevada Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Vubotics Nevada option or stock purchase right. Upon the Effective Date of the Merger, each warrant to purchase Vubotics Nevada Common Stock which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become a warrant to purchase Vubotics Georgia Common Stock on the basis of one share of Vubotics Georgia Common Stock for each share of Vubotics Nevada Common Stock issuable immediately prior to the Effective Date of the Merger pursuant to any such warrant, and otherwise on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such Vubotics Nevada warrant immediately prior to the Effective Date of the Merger. Each other equity-based award relating to Vubotics Nevada Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an award relating to Vubotics Georgia Common Stock on the basis of one share of Vubotics Georgia Common Stock for each share of Vubotics Nevada Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the Effective Date of the Merger.

3.5           Vubotics Georgia Common Stock.   Upon the Effective Date of the Merger, each share of Vubotics Georgia Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

3.6           Exchange of Certificates.

(a)           After the Effective Date of the Merger, each holder of an outstanding certificate representing Vubotics Nevada Common Stock (excluding holders of certificates who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) may, at such holder’s option, surrender the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the Merger Consideration. Until so surrendered, each outstanding certificate theretofore representing Vubotics Nevada Common Stock shall be deemed for all purposes to represent the Merger Consideration and the associated rights.

(b)           The registered owners of Vubotics Nevada Common Stock on the books and records of Vubotics Nevada immediately prior to the Effective Date of the Merger (excluding registered owners who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) shall be the registered owners of Vubotics Georgia Common Stock on the books and records of Vubotics Georgia immediately after the Effective Time of the Merger, and the holders of shares of Vubotics Nevada Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Vubotics Georgia Common Stock that the holders of Vubotics Nevada Common Stock would be entitled to receive pursuant to the Merger.

(c)           Each certificate representing Vubotics Georgia Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing Vubotics Nevada Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d)           If any certificate representing shares of Vubotics Georgia Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV
GENERAL PROVISIONS

4.1           Covenants of Vubotics Nevada.   Vubotics Nevada covenants and agrees that it will on or before the Effective Date of the Merger take all such other actions as may be required by the Georgia Business Corporation Code and the Nevada Revised Statutes to effect the Merger.

4.2           Covenants of Vubotics Georgia.   Vubotics Georgia covenants and agrees that it will on or before the Effective Date of the Merger:

(a)           take such action as may be required to qualify to do business as a foreign corporation in the states in which Vubotics Nevada is qualified to do business immediately before the Effective Date of the Merger and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

(b)           take all such other actions as may be required by the Georgia Business Corporation Code and the Nevada Revised Statutes to effect the Merger.

4.3           Conditions to the Obligations of the Constituent Corporations to Effect the Merger.   The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the Merger of the following conditions:

(a)           The Agreement shall have been approved by a majority of the outstanding shares of Vubotics Nevada Common Stock entitled to vote on the Agreement.

(b)           No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

(c)           To the knowledge of each Constituent Corporation there shall be no impediment to the approval of the application for shares of Vubotics Georgia Common Stock issuable pursuant to this Agreement to be traded on the OTC Bulletin Board subsequent to the consummation of the Merger.

4.4           Further Assurances.   From time to time, as and when required by Vubotics Georgia, Vubotics Nevada shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and Vubotics Nevada shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in Vubotics Georgia or confirm that Vubotics Georgia shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Vubotics Nevada on the Effective Date of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the

Effective Date of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.

4.5           Abandonment.   At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the stockholders of Vubotics Nevada.

4.6           Registered Office.   The registered office of the Surviving Corporation in the State of Georgia is located at 3414 Peachtree Rd., NE, Suite 1600, Atlanta, Georgia 30326, and David S. Cooper, Esq. is the registered agent of the Surviving Corporation at such address.

4.7           Agreement.   Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in Atlanta, Georgia, and copies thereof will be furnished to any stockholders or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.

4.8           Governing Law.   This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Georgia (without giving effect to principles of conflicts of laws) and, so far as applicable, the merger provisions of the Nevada Revised Statutes.

4.9           Counterparts.   In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Vubotics Nevada and Vubotics Georgia have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

Vubotics, Inc.,		Vubotics Georgia, Inc.,
a Nevada corporation		a Georgia corporation

By:	/s/ Philip Lundquist	By:	/s/ Philip Lundquist
Name:	Philip Lundquist	Name:	Philip Lundquist
Title:	CEO	Title:	CEO